Exhibit 99.1
For Immediate Release
Globecomm Acquires Carrier to Carrier Telecom BV and Assets of
Evolution Communication Ltd.
HAUPPAUGE, N.Y., March 8, 2010 /BusinessWire/ — Globecomm Systems Inc. (NASDAQ: GCOM), a leading global provider of satellite-based communications infrastructure solutions and services, announced today that the Company has acquired Carrier to Carrier Telecom BV (C2C) and the assets of Evolution Communication Ltd. (Evocomm) from Carrier to Carrier Telecomm Holdings Ltd (C2C Holdings).
The initial purchase price is approximately $15 million in cash, funded through $2.5 million of Globecomm’s current cash position and approximately $12.5 million through the Company’s existing credit facility with Citibank. C2C Holdings may also receive up to $10.9 million of additional cash consideration, through a two-year earn-out, based on reaching certain earnings milestones. Arcadia Securities, LLC acted as financial advisor to Globecomm on this transaction and Kramer Levin Naftalis & Frankel provided legal advice.
C2C, based in the Netherlands, provides satellite services across Africa, the Middle East, Europe and Asia, and maritime services in the Atlantic, Mediterranean, Gulf of Mexico and the Indian Ocean regions through its robust teleport facility located in Biddinghuizen, Netherlands. Evocomm’s wholly owned subsidiary, Evosat SA Pty Ltd, is headquartered in Cape Town, South Africa and maintains an office in Johannesburg. Evosat and Evocomm primarily provide Inmarsat land-based BGAN and maritime-based Fleet Broadband services, along with mobile communications through C2C.
The combined companies had audited revenues of approximately $19.5 million for the year ended December 31, 2009. The companies have a high concentration of recurring managed service revenues across multiple vertical markets in which Globecomm operates, including Maritime, Enterprise and Government. The transaction is anticipated to be accretive to Globecomm’s fully diluted earnings for its fiscal year ending June 30, 2010, including the impact of amortization of intangibles relating to the transaction, and excluding the non-recurring charge for acquisition costs.
Pursuant to a change in accounting principles relating to purchase accounting for acquisitions, which was effective with respect to Globecomm on July 1, 2009, Globecomm anticipates a non-recurring charge to earnings of approximately $0.03-$0.04 per share in the Company’s third quarter earnings ending March 31, 2010 relating to acquisition costs.
David Hershberg, Chairman and CEO of Globecomm, said, “With this acquisition, Globecomm continues to execute on its long term plan of building the industry’s finest end-to-end managed services company. The natural cultural fit of the engineering talent of C2C, Evocomm and Evosat, coupled with a robust teleport in Biddinghuizen, Netherlands were the primary factors in our decision to move forward with this transaction. Pier du Plessis, CEO of C2C, and Harry Tayler, Managing Director of Evosat, both share very similar philosophies to Globecomm as it relates to the high value added experience we deliver to our customers. Globecomm believes that both of them will be a natural fit in working with the executive management team of the Company as we execute on our combined vision. Furthermore, this transaction broadens the Company’s continued growth of higher margin recurring service revenues, which have been critical in providing greater financial stability, predictability and visibility as the organization navigates the current economic downturn. I would like to welcome Pier, Harry and the entire staffs of C2C, Evocom and Evosat to the Globecomm family.”

Pier du Plessis, CEO of C2C, said, “This partnership takes C2C to the next level as it becomes a major player in the provisioning of fixed and mobile satellite networks as well as terrestrial networks. The combined group network infrastructure and unsurpassable technical expertise will prove to be the competitive edge in going forward.” Harry Tayler, Managing Director of Evosat, continued, “Joining forces with Globecomm creates excellent opportunities for Evosat and provides the platform needed to take the business to the next level of global mobile Internet Protocol (IP) offerings. Globecomm’s market-leading IP infrastructure will facilitate Evosat’s entry into several new market sectors and we look forward to expediting the anticipated revenue and earnings growth that this will bring.”
Keith Hall, President and COO added, “The acquisition of C2C will vastly expand the Globecomm footprint on both sides of the Atlantic and beyond. C2C will provide Globecomm with a permanent foothold in Europe to service customers in its traditional as well as new markets in North America, Europe, the Middle East, Africa and South East Asia. I look forward to working closely with Pier and Harry as we continue to execute on our Global Managed Services vision.”
About Globecomm Systems
Globecomm Systems Inc. provides end-to-end value-added satellite-based communication products, services and solutions by leveraging its core satellite ground segment systems and network capabilities, with its satellite communication services capabilities. The products and services Globecomm offers include pre-engineered systems, systems design and integration services, managed network services and life cycle support services. Globecomm’s customers include communications service providers, commercial enterprises, broadcast and other media and content providers and government and government-related entities.
Based in Hauppauge, New York, Globecomm Systems also maintains offices in Washington, DC, Maryland, New Jersey, the Netherlands, Hong Kong, Germany, Singapore, the United Arab Emirates and Afghanistan.
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse to our security holders. In particular, there are numerous risks associated with acquisitions, including integration risks, management turnover, the acquired companies being unable to achieve their anticipated results of operations, distraction of senior Company management and risks of significant international operations.
We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K and most recent Quarterly Report of Form 10-Q, including without limitation under the captions ''Risk Factors’’ and ''Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.
Company Information:

Globecomm Systems Inc.
45 Oser Avenue
Hauppauge, NY 11788
Phone: 631-231-9800; Fax: 631-231-1557
Web: http://www.globecommsystems.com
Email: ir@globecommsystems.com
Company Contacts:

David Hershberg
Chairman and Chief Executive Officer
Phone: 631-231-9800
or
Matthew Byron
Vice President, Corporate Office
Phone: 631-457-1301